As Filed with the Securities and Exchange Commission on November 7, 2000
                                                   Registration No.  333 - _____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           --------------------------

                             RF MICRO DEVICES, INC.
             (Exact name of registrant as specified in its charter)

           North Carolina                                      56-1733461
    (State or other jurisdiction                           (I.R.S.  Employer
  of incorporation or organization)                        Identification No.)

                               7628 Thorndike Road
                        Greensboro, North Carolina 27409
                                 (336) 664-1233
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                David A. Norbury
                      President and Chief Executive Officer
                             RF Micro Devices, Inc.
                               7628 Thorndike Road
                        Greensboro, North Carolina 27409
                                 (336) 664-1233
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                            Jeffrey C. Howland, Esq.
                      Womble Carlyle Sandridge & Rice, PLLC
                              BB&T Financial Center
                             Winston-Salem, NC 27101
                                 (336) 721-3516
                            ------------------------

Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling securityholders shall determine.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee


                                                       Proposed maximum        Proposed maximum
   Title of each class of            Amount                offering               aggregate
 securities to be registered    to be registered      price per unit (1)      offering price (1)    Amount of registration fee
 ---------------------------    ----------------      ------------------      ------------------    --------------------------

3.75% Convertible
Subordinated Notes due 2005       $300,000,000               72.625%                $217,875,000           $57,519.00
Common Stock, no par value        6,654,097(2)               (2)                     (2)                      (3)

[FN]

(1) Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c), based upon the average of the bid and asked prices of the Convertible Subordinated Notes due 2005 on the Portal Market on October 31, 2000.

(2) Includes 6,654,097 shares of common stock issuable upon conversion of the notes at the conversion price of $45.085 per share of common stock. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(3) Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2000

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

                                  $300,000,000

                                   [RFMD LOGO]

                3.75% CONVERTIBLE SUBORDINATED NOTES DUE 2005 AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

    We issued the notes in a private placement in August 2000. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes.

    The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock. The notes are convertible at a conversion price of $45.085 per share as adjusted for the 2-for-1 common stock split effected August 28, 2000, which is equal to 22.18 shares per $1,000 principal amount of notes, subject to adjustment. We will pay interest on the notes on February 15 and August 15 of each year, beginning February 15, 2001. The notes will mature on August 15, 2005, unless earlier converted or redeemed.

    We may redeem some or all of the notes at any time before August 20, 2003 at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest, if any, to the redemption date, if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice. We will make an additional payment in cash or common stock with respect to the notes called for provisional redemption in an amount equal to $112.50 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes before the date of redemption. We may redeem some or all of the notes at any time on or after August 20, 2003 at the redemption prices described in this prospectus.

    Our common stock is quoted on the Nasdaq National Market under the symbol "RFMD." On November 6, 2000, the last reported sale price of the common stock on the Nasdaq National Market was $24.88 per share.

INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ________ __, 2000

                                TABLE OF CONTENTS

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK.

                       WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices; 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those document that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this offering, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until our offering is complete. The documents we incorporate by reference are:

    1. Our Annual Report on Form 10-K for the fiscal year ended March 25, 2000;

    2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2000;

    3. Our Current Reports on Form 8-K as filed with the SEC on July 26, 2000, August 8, 2000 and August 11, 2000; and

    4. The description of our common stock contained in our registration statement on Form 8-A under the Exchange Act as filed with the SEC on May 2, 1997.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number: RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409; telephone number (336) 664-1233.

                           FORWARD-LOOKING STATEMENTS

    This prospectus, including the sections entitled "Summary" and "Risk Factors," contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                     SUMMARY

    This summary highlights information contained elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus carefully, including the incorporated financial statements and related notes and the risks of investing in our securities discussed under "Risk Factors," before making an investment.

                                Company Overview

    We design, develop, manufacture and market radio frequency integrated circuits, or RFICs, for rapidly growing wireless communications products and applications. Our products are included in cellular and PCS phones, cordless phones, wireless local area networks, wireless local loop handsets, industrial radios, wireless security systems and remote meter readers. The majority of our revenue is derived from sales of RFICs designed for cellular and PCS phones.

    We offer a broad array of products -- including amplifiers, mixers, modulators/demodulators and single chip transmitters, receivers and transceivers -- that represent a substantial majority of the RFICs required in wireless subscriber equipment. These RFICs perform the transmit and receive functions that are critical to a phone's performance.

    We currently design products using multiple semiconductor process technologies. These include gallium arsenide heterojunction bipolar, silicon bipolar, silicon BiCMOS, silicon germanium and gallium arsenide MESFET. We also recently announced that we intend to develop and manufacture integrated circuits utilizing indium phosphide. Generally speaking, gallium arsenide-based products offer better electrical performance while silicon-based products are less expensive. Original equipment manufacturers, or OEMs, try to maximize tradeoffs between performance and cost. Our approach to using multiple semiconductor process technologies allows us to offer customers products that fulfill their performance, cost and time-to-market requirements. We call this approach to business Optimum Technology Matching(R).

    We design most of our GaAs products using a type of transistor called a heterojunction bipolar transistor or HBT. We believe that our GaAs HBT RFICs have the following advantages:

    o Linearity: GaAs HBT RFICs exhibit good linearity, which means they can amplify weak signals with minimal signal distortion. As a result, our customers can design phones with clearer reception.

    o Efficiency: Our GaAs HBT RFICs are efficient, which means they use less power than competing products to transmit the same signal strength. As a result, our customers can design phones with improved battery life and increased talk time.

    o Size: Because our GaAs HBT RFICs are small they are relatively inexpensive to manufacture. As a result, we believe we offer our customers price competitive products.

    Because of the importance of design to many of our parts and the strength of our GaAs HBT technology, we are a single-sourced supplier to many customers. Our products are purchased by leading OEMs such as Nokia Mobile Phones Ltd., LG Information & Communications, Ltd., Samsung Electronics Co., Ltd, Motorola, Inc., NEC Corp., Kyocera America, Inc. and Ericsson Mobile Communications.

    TRW Inc., which is our largest shareholder, has granted us a license (in exchange for shares of our common stock) to use its GaAs HBT process to design and manufacture products for commercial wireless applications. TRW manufactured all of our GaAs HBT products before September 1998. We now manufacture the majority of our GaAs HBT products under this license at our own manufacturing facility, but we will continue to purchase GaAs HBT products from TRW at least until December 31, 2000. We believe TRW beneficially owns 23.8 million shares or about 14.9% of our common stock.

    We were incorporated as a North Carolina corporation in 1991. Our principal executive offices are located at 7628 Thorndike Road, Greensboro, North Carolina, 27409-9421, and our telephone number is (336) 664-1233.

                                  The Offering

The following is a brief summary of some of the terms of the notes offered for resale in this prospectus. For a more complete description of the terms of the notes, see "Description of Notes" in this prospectus.

Securities Offered....................    $300,000,000 principal amount of 3.75%
                                          Convertible Subordinated Notes Due
                                          August 15, 2005.

Interest..............................    The notes will bear interest at an
                                          annual rate of 3.75%, subject to
                                          increases described under
                                          "Registration Rights" below. Interest
                                          is payable on February 15 and
                                          August 15 of each year, beginning
                                          February 15, 2001.

Maturity Date.........................    August 15, 2005.

Conversion Rights.....................    The notes are convertible at any time
                                          prior to maturity into shares of our
                                          common stock at a conversion price of
                                          $45.085 per share, which is equal to
                                          a conversion rate of 22.18 shares per
                                          $1,000 principal amount of notes.
                                          The conversion rate is subject to
                                          adjustment.

Provisional
Redemption............................    We may redeem the notes, in whole or
                                          in part, at any time before August
                                          20, 2003, at a redemption price equal
                                          to $1,000 per $1,000 principal
                                          amount of notes to be redeemed plus
                                          accrued and unpaid interest, if any,
                                          to the date of redemption if (a) the
                                          closing price of our common stock has
                                          exceeded 150% of the conversion price
                                          then in effect for at least 20
                                          trading days within a period of 30
                                          consecutive trading days ending on the
                                          trading day before the date of mailing
                                          of the provisional redemption
                                          notice, and (b) the shelf registration
                                          statement covering resales of the
                                          notes and the common stock issuable
                                          upon conversion of the notes is
                                          effective and available for use and is
                                          expected to remain effective and
                                          available for use for the 30 days
                                          following the provisional redemption
                                          date, unless registration is no longer
                                          required. Upon any provisional
                                          redemption, we will make an additional
                                          payment in cash or common stock
                                          with respect to the notes called for
                                          redemption in an amount equal to
                                          $112.50 per $1,000 principal amount of
                                          notes, less the amount of any
                                          interest actually paid on the note
                                          before the date of redemption. We will
                                          be obligated to make this additional
                                          payment on all notes called for
                                          provisional redemption, including any
                                          notes converted after the notice
                                          date and before the provisional
                                          redemption date.

Optional Redemption...................    We may redeem the notes on or after
                                          August 20, 2003 at the redemption
                                          prices set forth in this offering
                                          circular.

Sinking Fund..........................    None.

Change in Control.....................    Upon a change in control, you may
                                          require us to purchase your notes at
                                          100% of the principal amount of the
                                          notes plus accrued and unpaid interest
                                          to, but excluding, the purchase date.
                                          We may not have sufficient funds to
                                          pay the purchase price for all duly
                                          tendered notes upon a change in
                                          control.

Subordination.........................    The notes will be general unsecured
                                          obligations of RFMD. The notes will be
                                          subordinated in right of payment to
                                          all existing and future senior
                                          indebtedness and structurally
                                          subordinated to the indebtedness and
                                          other liabilities of our subsidiaries.
                                          As of September 30, 2000 we had
                                          secured obligations under our existing
                                          lease facility of up to approximately
                                          $80.2 million that would constitute
                                          senior indebtedness for purposes of
                                          the indenture, while our subsidiaries
                                          had no outstanding indebtedness or
                                          other liabilities. We are not
                                          prohibited from incurring senior
                                          indebtedness or other debt under the
                                          indenture.

Use of Proceeds.......................    We will not receive any of the
                                          proceeds of the resale by the selling
                                          securityholders of the notes or the
                                          common stock into which they may be
                                          converted.

Trading...............................    The notes are eligible for trading in
                                          PORTAL. However, we can give no
                                          assurance as to the liquidity of or
                                          trading market for the notes. Our
                                          common stock is traded on the Nasdaq
                                          National Market under the symbol
                                          "RFMD."

Registration Rights...................    We agreed to file this shelf
                                          registration statement with the SEC
                                          for resale of the notes and the common
                                          stock issuable upon conversion of the
                                          notes.  We have agreed to keep the
                                          shelf registration statement effective
                                          for two years after filing.  If we do
                                          not comply with these registration
                                          obligations, we will be required to
                                          pay liquidated damages to the holders
                                          of the notes or the common stock
                                          issuable upon conversion.

Risk Factors..........................    See "Risk Factors" and the other
                                          information in this prospectus for a
                                          discussion of the factors you should
                                          carefully consider before deciding to
                                          invest in the notes or the common
                                          stock into which the notes are
                                          convertible.

                                  RISK FACTORS

    You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

    If any of the following risks actually occurs, our business, financial condition or results of future operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

    This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

OUR OPERATING RESULTS FLUCTUATE SIGNIFICANTLY AND WE MAY NOT BE ABLE TO MAINTAIN OUR EXISTING GROWTH RATE.

    Our revenue, earnings and other operating results have fluctuated significantly in the past and may fluctuate significantly in the future. Although we have had significant revenue and earnings growth in recent quarters, we may not be able to sustain these growth rates. Our future operating results will depend on many factors, including the following:

    o our ability to design, manufacture and deliver our products in a timely and cost-effective manner;

    o our ability to design, manufacture and deliver our products in large enough volumes to satisfy our customers' requirements;

    o the ability of third party foundries and assemblers to manufacture and assemble our products in a timely and cost-effective manner that meets our customers' requirements;

    o  unexpected poor line, assembly or test yields for our products;

    o our ability to expand our production of GaAs HBT wafers at our wafer fabrication facility;

    o our ability to complete the construction of our second wafer fabrication facility and to bring it into operation;

    o  demand for our products;

    o  demand for our customers' products;

    o  competition; and

    o  general industry and global economic conditions.

    On October 17, 2000, we announced that we experienced lower than expected order activity during the second quarter of fiscal 2001, and that we anticipate this will negatively impact revenues in the third fiscal quarter. We attribute this decreased order activity to three factors: an overly optimistic forecast for the growth of the handset market that has led to excess inventories among manufacturers and reduced component demand; introduction delays by manufacturers for some highly complex next-generation handsets; and a delay that we have experienced in the introduction of a next-generation product that we now believe we will begin shipping in high volume in the fourth quarter of fiscal 2001. As a result of these factors, we expect revenues for the third fiscal quarter to be down sequentially approximately 20%.

    It is likely that our future operating results will in the future again be adversely affected by the factors set forth above or other factors. If our future operating results are below the expectations of stock market analysts or our investors, our stock price and the trading price of the notes may decline.

WE FACE CHALLENGES MANAGING RAPID GROWTH.

    We are experiencing a period of significant growth that will continue to place a great strain on our management and other resources. We have grown from 133 employees on March 31, 1997 to 817 employees on March 31, 2000. To manage our growth effectively, we must:

    o  implement and improve operational and financial systems;

    o coordinate the construction, upfit and expansion of our physical facilities in multiple locations;

    o  expand our presence in international locations;

    o  train and manage our employee base; and

    o attract qualified people with experience in RF engineering, integrated circuit design, wafer fabrication, wireless systems and technical marketing and support.

    Competition for these people is intense. We must also manage multiple relationships with various customers, business partners and other third parties, such as our foundry and assembly partners. Moreover, we will spend substantial amounts in connection with our rapid growth and may have additional unexpected costs. Our systems, networks, software tools, procedures or controls may not be adequate to support our operations and we may not be able to expand quickly enough to exploit potential market opportunities. Our future operating results will also depend on expanding sales and marketing, research and development and administrative support. If we cannot attract qualified people or manage growth effectively, our operating results will be adversely affected.

WE FACE RISKS ASSOCIATED WITH OUR WAFER FABRICATION FACILITY CONSTRUCTION AND OPERATION ACTIVITIES.

    Developing, expanding and exploiting our own GaAs HBT manufacturing capacity has been and continues to be a key element of our overall business strategy. In June 1998, we completed the first phase of a 64,000 square foot GaAs HBT wafer fabrication facility located in Greensboro, North Carolina, and we are currently working on an expansion of the facility's capacity. In addition, in September 1999, we began construction on a second wafer fabrication facility at a nearby site.

    We began commercial shipments of products from our first facility in September 1998. Production from the facility has gradually increased since then, and we expect it to continue to increase into fiscal 2001. As we increase production at this facility, we must qualify each new RFIC design with our customers. As parts are brought into production, we must maintain our cycle times and our line yields, assembly yields and test yields in order to reach our manufacturing goals. A number of factors will affect the future success of this facility, including the following:

    o   our ability to qualify new products in a timely manner;

    o   demand for our products;

    o   our manufacturing cycle times;

    o   our production yields;

    o our ability to generate revenues in amounts that cover the significant fixed costs of operating a wafer fabrication facility;

    o   our ability to hire, train and manage qualified production personnel;

    o our compliance with applicable environmental and other laws and regulations; and

    o our inability to use all or any significant portion of our facility for prolonged periods of time for any reason.

    The capacity expansion that we are currently undertaking has involved moving our MBE wafer starting equipment out of the facility to a new leased location, reconfiguring the space formerly occupied by this equipment with additional wafer production equipment and hiring additional production personnel. We currently expect the facility to be capable of its maximum output of approximately 60,000 four-inch wafers per year by December 31, 2000. Capacity expansion activities like this are subject to a number of risks, including the following:

    o  unforeseen environmental or engineering problems;

    o  unavailability or late delivery of process equipment;

    o  work stoppages and delays; and

    o  delays in bringing production equipment on-line.

If we fail or are delayed in our efforts to expand this facility, it could have a material adverse effect on our business, financial condition and results of operations.

    The full capacity output of the first phase of our second GaAs HBT wafer fabrication facility is anticipated to be the equivalent of approximately 60,000 four-inch wafers. The wireless communications industry is currently experiencing delays in the production of new handsets, which we believe are due primarily to technical issues faced by handset manufacturers related to the complex nature of new handsets. Although it is impossible currently to predict when these issues will be resolved, we plan to increase production of components for these handsets as the handsets near production and are introduced. Our expanding production capacity in our first fabrication facility is currently expected to be sufficient to address initial demand for these next generation products through at least the fourth quarter of fiscal 2001. Accordingly, we now plan to delay the ramp-up of production from our second fabrication facility until demand for these products increases. The first phase of construction of this facility is on schedule for completion by December 31, 2000, and we believe the production capacity of this facility will position us to react quickly once the next-generation handsets are introduced to the marketplace. We currently plan to delay a proposed second phase of construction for this facility, which would increase the facility's total output to the equivalent of 210,000 four-inch wafers per year, until market conditions strengthen. The projected cost for this facility is approximately $140 million for the first phase and $180 million for the second phase.

    The construction of this facility is subject to various risks and conditions beyond our control, including:

    o  inclement weather conditions;

    o unforeseen hazards or conditions that hinder, delay or increase the cost of development;

    o  unavailability of building materials;

    o  delays in receiving necessary governmental permits;

    o  unavailability of manufacturing equipment; and

    o  construction delays.

    We therefore cannot be sure that we will be able to complete this construction in a timely manner. A significant delay could have a material adverse effect on our business, financial condition and results of operations. Bringing this new fabrication facility on-line will be labor intensive, technically challenging, time consuming and logistically complex. It will require us to make significant investments of labor and capital. The major steps include:

    o  facility design;

    o  equipment and material specifications and sourcing;

    o  clean room certification;

    o  equipment installation; and

    o  the hiring and training of skilled production personnel.

    Once the clean room is operational, we must transfer our manufacturing process and run test wafers until the manufacturing process is adjusted to the point where commercial production is feasible. Before production can commence, wafers must be qualified by individual customers on a component-by-component basis, even for products previously qualified at our first facility. While many of these steps must occur concurrently, other steps must occur after the achievement of certain milestones. Thus, the delay in one or more steps could materially delay the entire process.

    As a result, we cannot be sure that we will be able to implement successfully and in a timely manner our GaAs HBT processes at this facility or that we will be able successfully to produce GaAs HBT wafers at acceptable manufacturing yields or in a manner that allows us to offer GaAs HBT products from this facility at competitive prices. A failure or delay in our efforts to fabricate GaAs HBT wafers at acceptable manufacturing cycle times, yields, costs and quality and in volumes sufficient to satisfy customer demands could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON A FEW LARGE CUSTOMERS.

    Historically, a substantial portion of our revenue has come from large purchases by a small number of customers. We expect that trend to continue. For example, in the first half of fiscal 2001, our top five customers accounted for 69% of our total revenue; in fiscal 2000, our top five customers accounted for 79% of total revenue; in fiscal 1999, our top five customers accounted for 87% of our total revenue; and in fiscal 1998, our top five customers accounted for 70% of our total revenue. Accordingly, our future operating results depend on the success of our largest customers and on our success in selling large quantities of our products to them.

    The identity and the predominance of our largest customers have varied significantly from year to year. Sales to Nokia accounted for 53% of our revenue during the first half of fiscal 2001, 59% in fiscal 2000 and 73% in fiscal 1999. In fiscal 1998, sales to Nokia accounted for 44% and sales to LGIC accounted for 13% of our revenue. In fiscal 1997, sales to QUALCOMM Incorporated accounted for 32% and sales to Samsung accounted for 23% of our revenue.

    We typically manufacture custom products on an exclusive basis for one customer for a negotiated period of time. This factor, along with capacity constraints, makes it difficult for us to diversify our customer base. The concentration of our revenues with a few large customers makes us particularly dependent on factors affecting those customers. For example, if demand for their products decreases, they may stop purchasing our products and our operating results would suffer. We experienced such a decrease in demand during the second quarter of fiscal 2001, and we believe it will negatively affect our operating results for the third quarter. Most of our customers can cease incorporating our products into their products with little notice to us and with little or no penalty. The loss of a large customer and failure to add new customers to replace lost revenue would have a material adverse effect on our business, financial condition and results of operations.

IF WE EXPERIENCE POOR PRODUCTION YIELDS, OUR OPERATING RESULTS MAY SUFFER.

    Our integrated circuit products, especially our GaAs HBT products, are very complex. Each product has a unique design and each product is fabricated using semiconductor process technologies that are highly complex. In many cases, the products are assembled in customized packages. Our customers incorporate our RFICs into high volume products such as cellular and PCS handsets and they insist that our products meet their exact specifications for quality, performance and reliability.

    Our products are manufactured on round GaAs or silicon substrates, or starting material, called wafers. Before our customers can use our products, the wafers must be processed and cut or sawed into individual die. The die must then be assembled, or packaged, and then the final product must be tested. Our manufacturing yield is a combination of:

    o line yield, which is the number of usable wafers that result from our fabrication process;

    o assembly yield, which is the number of assembled parts we actually receive from the packaging house divided by the number of die available on the wafer; and

    o test yield, which is the number of assembled parts that pass all component level testing divided by the total number of parts tested.

    Our customers also test our RFICs once they have been assembled into their products. The number of usable RFICs that result from our production process can fluctuate as a result of many factors, including the following:

    o  design errors;

    o  defects in photomasks used to print circuits on a wafer;

    o  minute impurities in materials used;

    o  contamination of the manufacturing environment;

    o  equipment failure or variations in the fabrication process;

    o  losses from broken wafers or other human error; and

    o  defects in packaging.

    Because average selling prices for our products tend to decline over time and because many of our manufacturing costs are fixed, we are constantly trying to improve our manufacturing yields. For a given level of sales, when our yields improve, our gross margins improve; and when our yields decrease, our unit costs are higher, our margins are lower, and our operating results are adversely affected. In the past, we have experienced difficulties in achieving acceptable yields on certain new products, and this has adversely affected our gross margins and our operating results. For example, during the fourth quarter of fiscal 1998, we took an unexpected charge of about $4.6 million to cover defective products that had packaging-related problems. We may experience similar problems in the future and we cannot predict when they may occur or their severity. These problems could significantly affect our future operating results.

OUR OPERATING RESULTS ARE SUBSTANTIALLY DEPENDENT ON DEMAND FOR OUR GAAS HBT PRODUCTS.

    Although we design products using multiple distinct process technologies, a substantial portion of our revenue comes from the sale of GaAs HBT products. For example, 93% of our revenue came from GaAs HBT products during the first half of fiscal 2001, and 89% of our revenue came from the sale of GaAs HBT products during fiscal 2000. We currently expect that this process concentration will continue. Our dependence on GaAs HBT products could ultimately hurt our operating results in the future. Competitors have begun to enter the market and offer their own GaAs HBT products, and direct competition with competitors with GaAs HBT process technology could adversely affect our selling prices. Also, new process technologies are constantly being developed and one or more of these processes could have characteristics that are superior to GaAs HBT. If we are unable to access these technologies through licenses or foundry service arrangements, we will be competitively disadvantaged. These and other factors could reduce the demand for GaAs HBT components or otherwise adversely affect our operating results.

OUR OPERATING RESULTS ARE SUBSTANTIALLY DEPENDENT ON DEVELOPMENT OF NEW
PRODUCTS.

    Our future success will depend on our ability to develop new RFIC solutions for existing and new markets. We must introduce new products in a timely and cost-effective manner and we must secure production orders from our customers. The development of new RFICs is a highly complex process, and we have experienced delays in completing the development and introduction of new products at times in the past. Our successful product development depends on a number of factors, including the following:

    o the accuracy of our prediction of market requirements and evolving standards;

    o   acceptance of our new product designs;

    o   the availability of qualified RFIC designers;

    o   our timely completion of product designs; and

    o   acceptance of our customers' products by the market.

    We may not be able to design and introduce new products in a timely or cost-efficient manner and our new products may fail to meet the requirements of the market or our customers. In that case, we likely will not reach the expected level of production orders, which could adversely affect our operating results. Even when a design win is achieved, our success is not assured. Design wins require significant expenditures by us and typically precede volume revenues by six to nine months or more. The actual value of a design win to us will ultimately depend on the commercial success of our customers' products.

OUR EFFORTS TO DEVELOP MODULE PRODUCTS PRESENT SIGNIFICANT CHALLENGES.

    In response to demands from OEMs, we are currently developing products that combine one or more integrated circuits with one or more passive components, such as capacitors, inductors and resistors, into a stand-alone module package. In addition to using an independent packaging vendor for these products, we are assembling and packaging some of these products in-house. We have not previously packaged any type of RFIC on a commercial basis, and this vertical expansion of our business requires significant investment in equipment and additional personnel. It also requires us to develop expertise in new production processes that are significantly different from RFIC fabrication processes.

    The manufacture of modules requires us to obtain passive components from third party suppliers, some of which may be difficult to obtain at times. To avoid shortages, we may be required to maintain significant inventories of these components and may be unable to pass these inventory costs on to our customers if they cancel orders for module products. Also, given the complexity of these products, developing a thorough method of testing modules once they have been assembled presents significant technical challenges.

    We began shipping commercial quantities of module units that we have packaged ourselves during the first calendar quarter of 2000. We cannot be sure, however, that we will successfully develop, implement and maintain this in-house packaging capability or that we will otherwise be able to meet the needs of our customers, including Nokia and QUALCOMM, for module products. This development effort has presented and continues to present many technical and logistical challenges, and if we are unsuccessful, our operating results could be adversely affected.

OUR INDUSTRY'S TECHNOLOGY CHANGES RAPIDLY AND WE DEPEND ON DEVELOPMENT AND GROWTH OF WIRELESS MARKETS.

    We depend on the development and growth of markets for wireless communications products and services, including cellular and PCS telephony, wireless LANs, wireless security systems and other wireless applications. We cannot be sure about the rate at which markets for these products will develop or our ability to produce competitive products for these markets as they develop.

    We supply RFICs almost exclusively for wireless applications. The wireless markets are characterized by frequent introduction of new products and services in response to evolving product and process technologies and consumer demand for greater functionality, lower costs, smaller products and better performance. As a result, we have experienced and will continue to experience some product design obsolescence. We expect our customers' demands for improvements in product performance will increase, which means that we must continue to improve our product designs and develop new products using new wafer fabrication technologies. It is likely that a competing process technology will emerge that permits the fabrication of integrated circuits that are superior to the RFICs we make under existing processes. If that happens and we cannot design products using that technology or develop competitive products, our operating results will be adversely affected.

WE DEPEND HEAVILY ON OUR RELATIONSHIP WITH NOKIA.

    We have agreed in principle with Nokia to develop and supply Nokia with RFICs manufactured using our GaAs HBT processes. The arrangement contemplates that we will negotiate separate agreements with Nokia for each component. Also, we have agreed to give Nokia access to some of our RFIC technologies and to our GaAs HBT wafer fabrication facility, and Nokia has agreed to give us rights to bid for and supply Nokia's needs for certain RFICs. Under the separate agreements resulting from our arrangement with Nokia, we have developed a number of RFICs and supplied them to Nokia in commercial quantities. During the first six months of fiscal 2001, sales to Nokia were about $106 million, or 53% of our revenue. In fiscal 2000, sales to Nokia were about $169 million, or 59% of our revenue. In fiscal 1999, sales to Nokia were about $112 million, or 73% of our revenue. In fiscal 1998, Nokia sales were about $20 million, or 44% of our revenue.

    Our arrangement with Nokia can be ended without penalty by any of the parties for any reason. The arrangement does not obligate Nokia to purchase any additional products from us, and we cannot be sure that Nokia will remain a significant customer or that our relationship will continue. The loss of Nokia as a customer for any reason would have a material adverse effect on our operating results.

WE DEPEND ON TRW FOR GAAS HBT TECHNOLOGY.

    During fiscal 2000, $257.8 million of our revenue came from the sale of GaAs HBT products, of which $180.5 million was attributable to products produced at our facility.

    We depend on our exclusive license from TRW for its GaAs HBT technology. If the license is terminated or if it were determined that this technology infringed on a third party's intellectual property rights, our operating results would be adversely affected. TRW made no representation to us about whether the licensed technology infringed on the intellectual property rights of anyone else. TRW has agreed to supply to us, and we have agreed to buy from TRW, certain minimum quantities of GaAs HBT wafers. These obligations continue until December 31, 2000.

WE DEPEND HEAVILY ON THIRD PARTIES.

    We use one independent foundry to manufacture our silicon-based products and one independent foundry to manufacture our GaAs MESFET products. The foundry that supplies our GaAs MESFET products is owned and operated by one of our competitors. Access to other foundries for GaAs products could be particularly difficult to obtain. We will remain dependent on a small number of independent foundries to manufacture our products on a timely basis, to achieve acceptable manufacturing yields and to offer us competitive pricing. The inability of these independent foundries to deliver our products on a timely basis, allocate us sufficient manufacturing capacity, achieve acceptable yields or offer us competitive pricing would have a material adverse effect on our operating results. We cannot be sure that we would be able to locate other foundries to make our products if we lost any of these sources of supply.

    We use independent vendors to package most of our integrated circuits. We have had packaging quality problems with some of these vendors, especially with GaAs HBT products. We took a non-recurring charge in the last quarter of fiscal 1998 of about $4.6 million to cover product returns and the establishment of inventory reserves for products with packaging-related problems. During fiscal 1998, we also discovered quality problems with parts packaged by a second vendor and stopped using that vendor. It is likely that we will have more packaging problems in the future. A delay or reduction in product shipments or unexpected product returns because of these problems could have an adverse effect on our operating results.

WE OPERATE IN A VERY COMPETITIVE INDUSTRY.

    Competition in the markets for our products is intense. We compete with several companies primarily engaged in the business of designing, manufacturing and selling RFICs, as well as suppliers of discrete products such as transistors, capacitors and resistors. At least one of our competitors has GaAs HBT technology and other companies are developing GaAs HBT and new fabrication processes. In addition, many of our existing and potential customers manufacture or assemble wireless communications devices and have substantial in-house technological capabilities. Any of them could develop products that compete with or replace ours. A decision by any of our large customers to design and manufacture integrated circuits internally could have an adverse effect on our operating results. We expect competition to increase. This could mean lower prices for our products, reduced demand for our products and a corresponding reduction in our ability to recover development, engineering and manufacturing costs. Any of these developments would have an adverse effect on our operating results.

        Many of our existing and potential competitors have entrenched market positions, considerable internal manufacturing capacity, established intellectual property rights and substantial technological capabilities. Many of our existing and potential competitors, including Conexant Systems, Inc., Fujitsu Limited, Hitachi Ltd., Matsushita Communication Industrial Co., and Philips N.V., have greater financial, technical, manufacturing and marketing resources than we do. We cannot be sure that we will be able to compete successfully with our competitors.

WE DEPEND HEAVILY ON KEY PERSONNEL.

    Our success depends in part on keeping key technical, marketing, sales and management personnel. We do not have employment agreements with any of our employees. We must also continue to attract qualified personnel. The competition for qualified personnel is intense, and the number of people with experience, particularly in RF engineering, integrated circuit design, wafer fabrication, wireless systems and technical marketing and support, is limited. We cannot be sure that we will be able to attract and retain other skilled personnel in the future.

WE ARE SUBJECT TO RISKS FROM INTERNATIONAL SALES AND OPERATIONS.

    Sales to customers in South Korea accounted for about 8% of our revenue during the first half of fiscal 2001, about 18.1% of our revenue during fiscal 2000, about 13.3% of our revenue in fiscal 1999 and about 21.3% of our revenue in fiscal 1998. Although South Korean sales grew significantly during fiscal 2000, they decreased from prior periods during each of the last two quarters of the fiscal year. We believe this market remains unstable and we cannot predict how it will perform in the future.

    Sales to customers located outside the United States accounted for about 62% of our revenue in the first half of fiscal 2001, about 56% of our revenue in fiscal 2000, about 59% of our revenue in fiscal 1999 and about 50% of our revenue in fiscal 1998. We expect that revenue from international sales will continue to be a significant part of our total revenue. International sales are subject to a variety of risks, including risks arising from currency fluctuations and restrictions, tariffs, trade barriers, taxes and export license requirements. Because all of our foreign sales are denominated in U.S. dollars, our products become less price competitive in countries with currencies that are low or are declining in value against the U.S. dollar. Also, we cannot be sure that our international customers will continue to accept orders denominated in U.S. dollars. If they do not, our reported revenue and earnings will become more directly subject to foreign exchange fluctuations.

    All but one of our circuit assembly vendors are located in Asia. This subjects us to regulatory, geopolitical and other risks of conducting business outside the United States. We do business with our foreign assemblers in U.S. dollars. Our assembly costs increase in countries with currencies that are increasing in value against the U.S. dollar. Also, we cannot be sure that our international assemblers will continue to accept orders denominated in U.S. dollars. If they do not, our costs will become more directly subject to foreign exchange fluctuations.

WE RELY ON INTELLECTUAL PROPERTY AND COULD FACE CLAIMS OF INFRINGEMENT.

    Our success depends in part on our ability to obtain patents, trademarks and copyrights, maintain trade secret protection and operate our business without infringing on the proprietary rights of other parties. Although we do not believe this to be the case, it could be determined in the future that TRW or we are infringing someone's intellectual property rights. We cannot be sure that we could obtain licenses on commercially reasonable terms or that litigation would not occur if there were any infringement. If we were unable to obtain necessary licenses or if litigation arose out of infringement claims, our operating results could be adversely affected.

    In addition to patent and copyright protection, we also rely on trade secrets, technical know-how and other unpatented proprietary information relating to our product development and manufacturing activities. We try to protect this information with confidentiality agreements with our employees and other parties. We cannot be sure that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets and proprietary know-how will not otherwise become known or independently discovered by others.

    During fiscal 2000, three of our new employees were named defendants in trade secret litigation in connection with our hiring of them. The former employers of these individuals asserted that, among other things, our hiring would lead to disclosure of those parties' trade secrets. Some of these claims have been dismissed, but others remain pending. We believe these claims are without merit, and that this litigation will ultimately be resolved in a satisfactory manner; however, we or our employees could be subject to similar claims and litigation in the future.

WE ARE SUBJECT TO STRINGENT ENVIRONMENTAL REGULATION.

    We are subject to a variety of federal, state and local requirements governing the protection of the environment. These environmental regulations include those related to the use, storage, handling, discharge and disposal of toxic or otherwise hazardous materials used in our manufacturing processes. Because the public is focusing more attention on the environmental impact of the operations of the semiconductor industry, these requirements may become more stringent in the future. Failure to comply with environmental laws could subject us to substantial liability or force us to significantly change our manufacturing operations. In addition, under some of these laws and regulations, we could be held financially responsible for remedial measures if our properties are contaminated, even if we did not cause the contamination.

TRW AND OUR MANAGEMENT ARE SIGNIFICANT SHAREHOLDERS.

    Our directors and executive officers and their affiliates (including TRW) beneficially own about 18% of RFMD's common stock. TRW, our largest shareholder, beneficially owns about 15% of the common stock and has agreed to maintain ownership of at least 15,882,322 shares of common stock through May 1, 2001. These shareholders thus can exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. TRW has agreed to refrain until June 6, 2002 from taking certain actions affecting control over us. If a third party offers to acquire all of our stock, however, TRW will have 30 days to make a counterproposal on the same or better terms and could require us to submit the proposal to a vote by our shareholders. This right could discourage a third party from offering to acquire all of our outstanding shares.

OUR STOCK PRICE IS SUBJECT TO VOLATILITY.

    The trading price of our common stock and, in turn, the notes could be subject to wide fluctuations in response to quarterly variations in operating results, adverse business developments, changes in financial estimates by securities analysts, announcements of technological innovations, new products by us or our competitors, transactions by corporate insiders and other events and factors. Since completion of our public offering in June 1997, our stock price has fluctuated widely. Also, the stock market has experienced extreme price and volume fluctuations based on factors outside our control that have particularly affected the market prices for many high technology companies. These broad market fluctuations may materially and adversely affect the market price of the notes and the common stock into which the notes are convertible.

FUTURE SALES OF SHARES COULD HAVE AN ADVERSE EFFECT ON MARKET PRICE.

    Sales of substantial amounts of common stock in the public market or the prospect of such sales could adversely affect the market price for our common stock and, in turn, the notes and our ability to raise equity capital in the future. As of October 31, 2000, we had outstanding a total of 162,225,454 shares of common stock. Of these shares, approximately 140,140,775 shares are freely tradable without restriction or further registration under the Securities Act, except for any shares acquired by our "affiliates," as that term is defined in Rule 144 under the Securities Act. We believe that the holders of the remaining 22,084,679 shares are affiliates and, accordingly, that their shares may be sold without registration only in compliance with the Securities Act (including Rule
144). As of September 30, 2000, options to purchase 16,395,337 shares of common stock were outstanding under our employee stock option plans, with a weighted average exercise price of $12.54 per share and a weighted average remaining contractual life of eight years. Of these, options to purchase 2,836,395 shares were exercisable at September 30, 2000, at a weighted average exercise price of $2.94 per share.

WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT DILUTE OUR SHAREHOLDERS, CAUSE US TO INCUR DEBT AND ASSUME CONTINGENT LIABILITIES.

    As part of our business strategy, we expect to continue to review potential acquisitions that could complement our current product offerings, augment our market coverage or enhance our technical capabilities, or that may otherwise offer growth opportunities. While we currently have no definitive agreements providing for any such acquisitions, we may acquire businesses, products or technologies in the future. In the event of such future acquisitions, we could issue dilutive securities, incur substantial debt, or assume contingent liabilities. Such actions by us could seriously harm our results of operations or the price of our common stock. Acquisitions also entail numerous other risks that could adversely affect our business, results of operations and financial condition, including:

    o difficulties in assimilating acquired operations, technologies or products;

    o unanticipated costs or capital expenditures associated with the acquisition;

    o acquisition-related charges and amortization of acquired technology and other intangibles that could negatively affect our reported results of operation;

    o   diversion of management's attention from our business;

    o   injury to existing business relationships with suppliers and customers;
        and

    o failure to successfully integrate these businesses, products, technologies and personnel.

THE NOTES ARE SUBORDINATED.

    The notes will be unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. The notes also will be effectively subordinated to the liabilities, including trade payables, of our subsidiaries. We are not prohibited from incurring debt, including senior indebtedness, under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of September 30, 2000 we had secured obligations under our existing lease facility of up to approximately $80.2 million that would constitute senior indebtedness for purposes of the indenture. Our subsidiaries did not have any outstanding indebtedness or other liabilities.

WE MAY BE UNABLE TO MEET THE REQUIREMENTS UPON A CHANGE IN CONTROL.

    Upon a change in control, you may require us to purchase all or a portion of your notes. If a change in control were to occur, we may not have enough funds to pay the purchase price for all tendered notes. Our existing lease financing arrangement that we expect to use for the construction of the first phase of our new wafer fabrication facility currently prohibits the repurchase of the notes upon a change in control and also provides that a change in control constitutes an event of default under the applicable agreement. Future credit agreements or other agreements relating to our indebtedness might contain similar provisions. If a change in control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. In such circumstances, or if a change in control would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to you. The term "change in control" is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the notes upon a change in control would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

A PUBLIC MARKET FOR THE NOTES MAY NOT BE MAINTAINED.

    Since the issuance of the notes, the initial purchasers have made a market in the notes. However, the initial purchasers are not obligated to make a market and may discontinue this market making activity at any time without notice. In addition, market-making activity by the initial purchasers will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, we cannot assure you that any market for the notes will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline significantly.

ADVERSE RATING OF THE NOTES MAY CAUSE THEIR TRADING PRICE TO FALL.

    We believe it is likely that one or more rating agencies may rate the notes. If one or more rating agencies assign the notes a rating lower than expected by investors, or reduce their ratings in the future, the market price of the notes and our common stock would be harmed.

                                 USE OF PROCEEDS

    We will not receive any proceeds from the sale by any selling securityholder of the notes or the underlying common stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for each of the periods indicated is as follows:


                                        Year Ended March 31,
                                       ---------------------  Six Months Ended
                                       1998   1999   20000   September 30, 2000
                                      ------ ------  ------ -------------------

Ratio of Earnings to Fixed Charges(1) NM(2)   7.4x   20.5x         14.3x

----------
[FN]

(1) These ratios are calculated by dividing (a) earnings before income taxes adjusted for fixed charges by (b) fixed charges. Fixed charges include interest expense plus capitalized interest and the portion of interest expense under operating leases we deem to be representative of the interest factor.
(2) In fiscal 1998, earnings before income taxes were insufficient to cover fixed charges by $523,000.

                            DESCRIPTION OF THE NOTES

    We issued the notes under an indenture to be dated as of August 1, 2000 between us and First Union National Bank, as trustee. The following summarizes some, but not all, provisions of the notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. A copy of the form of indenture and the form of certificate evidencing the notes is available to you upon request.

    In this section of the offering circular entitled "Description of the Notes," when we refer to "RFMD," "we," "our," or "us," we are referring to RF Micro Devices, Inc. and not any of its subsidiaries.

GENERAL

    The notes are unsecured general obligations of RFMD in an aggregate principal amount of $300,000,000 and are subordinate in right of payment as described under "Subordination of Notes." The notes are convertible into common stock as described under "Conversion of Notes." The notes have been issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on August 15, 2005, unless earlier redeemed at our option by us or purchased by us at your option upon a change in control.

    We are not restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of RFMD, except to the extent described under "Purchase of Notes at Your Option Upon a Change in Control."

    The notes bear interest at the annual rate of 3.75%, subject to increases described in "Registration Rights" below. Interest is payable on February 15 and August 15 of each year, beginning February 15, 2001, subject to limited exceptions if the notes are converted, redeemed or purchased prior to the interest payment date. The record dates for the payment of interest will be February 1 and August 1. We may, at our option, pay interest on the notes by check mailed to the holders. However, a holder with an aggregate principal amount in excess of $2,000,000 will be paid by wire transfer in immediately available funds at its election. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    We maintain, through the trustee, an office in The City of New York where the notes may be presented for registration, transfer, exchange or conversion.

CONVERSION OF NOTES

    You have the right, at your option, to convert your notes into shares of common stock at any time prior to maturity, unless previously redeemed or purchased, at the conversion price of $45.085 per share, subject to the adjustments described below.

    Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date and the opening of business on the next interest payment date (except for notes or portions of notes called for redemption or subject to purchase following a change in control on a redemption date or a purchase date, as the case may be, occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the converted principal amount. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay a cash amount based upon the closing market price of the common stock on the last trading day prior to the date of conversion. If the notes are called for redemption or are subject to purchase following a change in control, your conversion rights on the notes called for redemption or so subject to purchase will expire at the close of business on the last business day before the redemption date or purchase date, as the case may be, unless we default in the payment of the redemption price or purchase price. If you have submitted your notes for purchase upon a change in control, you may only convert your notes if you withdraw your election in accordance with the indenture.

    The conversion price will be adjusted upon the occurrence of:

    (1) the issuance of shares of our common stock as a dividend or distribution on our common stock;

    (2) the subdivision or combination of our outstanding common stock;

    (3) the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

    (4) the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

        o  dividends, distributions and rights or warrants referred to in clause
           (1) or (3) above;

        o  dividends or distributions exclusively in cash referred to in clause
           (5) below; and

        o distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;

    (5) the dividend or distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

    (6) the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

    The initial conversion price of the notes was adjusted to $45.085 per share from $90.17 per share, effective at the opening of business on August 28, 2000, to reflect a 2-for-1 common stock split announced on July 25, 2000.

    In the event of:

    o  any reclassification of our common stock, or

    o  a consolidation, merger or combination involving RFMD, or

    o a sale or conveyance to another person of the property and assets of RFMD as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes generally are entitled to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

    You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

    We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in the best interest of RFMD. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

    No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

SUBORDINATION OF NOTES

    The indebtedness evidenced by the notes is subordinated to the extent provided in the indenture to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all senior indebtedness.

    Upon any distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or similar proceedings, payment of the principal of, premium, if any, and interest on the notes is to be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all senior indebtedness.

    In the event of any acceleration of the notes because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all obligations in respect to such senior indebtedness before the holders of notes are entitled to receive any payment or other distribution. We are required to promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default.

    We also may not make any payment on the notes if:

    o a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace, or

    o any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a notice of such default, which we refer to as a payment blockage notice, from any person permitted to give this notice under the indenture.

    We may resume making payments on the notes:

    o in the case of a payment default, when the default is cured or waived or ceases to exist, and

    o in the case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after receipt of the payment blockage notice.

    No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since our receipt of the prior payment blockage notice.

    No default that existed on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

    By reason of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than the other creditors of RFMD. These subordination provisions will not prevent the occurrence of any event of default under the indenture. We are not limited in or prohibited from incurring additional senior indebtedness under the indenture.

    A portion of our operations is conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, would depend upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

    Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings.

    Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

    As of September 30, 2000 we had secured obligations under our existing lease facility of up to approximately $80.2 million that would constitute senior indebtedness for purposes of the indenture, while our subsidiaries had no outstanding indebtedness or other liabilities.

DEFINITIONS OF SENIOR INDEBTEDNESS, INDEBTEDNESS AND DESIGNATED SENIOR INDEBTEDNESS

    "DESIGNATED SENIOR INDEBTEDNESS" means our obligations under our existing lease financing arrangement that we expect to use for the construction of the first phase of our new wafer fabrication facility, and any other senior indebtedness designated by the agent for the lease financing arrangement. After payment in full of the foregoing lease financing arrangement, "designated senior indebtedness" means any particular senior indebtedness that expressly provides that such senior indebtedness is "designated senior indebtedness" for purposes of the indenture.

    "INDEBTEDNESS" means:

    (1) all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including:

        o overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or

        o evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to all of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services,

    (2) all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances,

    (3) all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet, or under other leases for facilities equipment or related assets, whether or not capitalized, entered into or leased for financing purposes, as determined by RFMD,

    (4) all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles),

    (5) all of our obligations, contingent or otherwise, with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

    (6) all of our direct or indirect guaranties or similar agreements to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (5),

    (7) any indebtedness or other  obligations  described in clauses (1) through
        (6) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us, regardless of whether the indebtedness or other obligation secured thereby has been assumed by us, and

    (8) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7).

    "SENIOR INDEBTEDNESS" means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of RFMD whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by RFMD, including all deferrals, renewals extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes.

    Senior indebtedness does not include any indebtedness of RFMD to any subsidiary of RFMD.

PROVISIONAL REDEMPTION

    We may redeem any portion of the notes at any time prior to August 20, 2003 upon at least 20 and not more than 60 days' notice by mail to the holders of the notes, at a redemption price equal to $1,000 per note plus accrued and unpaid interest to the redemption date if (1) the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption and (2) the shelf registration statement covering resales of the notes and the common stock is effective and expected to remain effective and available for use for the 30 days following the redemption date, unless registration is no longer required.

    If we redeem the notes under these circumstances, we will make an additional "make whole" payment on the redeemed notes equal to $112.50 per $1,000 note, minus the amount of any interest actually paid or accrued and unpaid on the note prior to the redemption date. We must make these "make whole" payments on all notes called for redemption, including notes converted after the date we mailed the notice. The "make whole" payment for notes converted shall not be reduced by accrued and unpaid interest. We may make these "make whole" payments, at our option, either in cash or in our common stock or a combination of cash and stock, if a shelf registration covering resales of such common stock is effective and expected to remain effective and available for use for the 30 days following the redemption date. We will specify the type of consideration for the "make whole" payment in the redemption notice. Payments made in our common stock will be valued at 97% of the average of the closing sales prices of our common stock for the five trading days ending on the day prior to the redemption date.

OPTIONAL REDEMPTION BY RFMD

    We may redeem the notes on or after August 20, 2003, on at least 20 days and no more than 60 days notice, in whole or in part, at the following redemption prices expressed as percentages of the principal amount:


                                                                     Redemption
Period                                                                 Price
--------                                                            -----------
Beginning on August 20, 2003 and ending on August 14, 2004.....      100.9375%
Beginning on August 15, 2004 and thereafter...................       100.0000%

    In each case, we will pay accrued interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest will be paid to the record holder on the relevant record date.

    If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

    No sinking fund is provided for the notes.

PURCHASE OF NOTES AT YOUR OPTION UPON A CHANGE IN CONTROL

    If a change in control occurs, you will have the right to require us to purchase all or any part of your notes 30 business days after the occurrence of a change in control at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the purchase date. Notes submitted for purchase must be in $1,000 or multiples of $1,000 principal amount.

    We shall mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of a chance in control. This notice shall state:

    o  the terms and conditions of the change in control;

    o  the procedures required for exercise of the change in control; and

    o  the holder's right to require RFMD to purchase the notes.

    You must deliver written notice of your exercise of this purchase right to a paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date.

    A change in control will be deemed to have occurred if any of the following occurs:

    o any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of shares of voting stock of RFMD representing 50% or more of the total voting power of all outstanding classes of voting stock of RFMD or has the power, directly or indirectly, to elect a majority of the members of the board of directors of RFMD;

    o RFMD consolidates with, or merges with or into, another person or RFMD sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of RFMD, or any person consolidates with, or merges with or into, RFMD, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, the shares of voting stock of RFMD immediately prior to such transaction "beneficially own," directly or indirectly, shares of voting stock of RFMD, representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

    o   RFMD is dissolved or liquidated.

    However, a change in control will not be deemed to have occurred if either:

    o the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such day; or

    o in the case of a merger or consolidation, all of the consideration excluding cash payments for fractional shares in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

    For purposes of this change in control definition:

    o "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

    o a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of voting stock of RFMD will be deemed to include, in addition to all outstanding shares of voting stock of RFMD and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

    o "beneficially owned" has a meaning correlative to that of beneficial owner;

    o "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

    o "voting stock" means any class or classes of capital stock pursuant to which the holders of capital stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person or other persons performing similar functions irrespective of whether or not, at the time, capital stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

    The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

    We will under the indenture:

    o comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

    o file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

    o   otherwise   comply  with  all  federal  and  state  securities  laws  in connection with any offer by us to purchase the notes upon a change in control.

    This change in control purchase feature may make more difficult or discourage a takeover of RFMD and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchasers.

    We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

    If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar change of control provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a change in control. Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

EVENTS OF DEFAULT

    Each of the following will constitute an event of default under the indenture:

    (1) we fail to pay principal or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

    (2) we fail to pay any interest on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

    (3) we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture; or

    (4) certain events in bankruptcy, insolvency or reorganization of RFMD.

    If an event of default,  other than an event of default  described in clause
(4) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (4) above occurs, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any such acceleration will be subject to the subordination provisions described above.

    After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

    Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

    No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

    o the holder has previously given to the trustee written notice of a continuing event of default;

    o   the  holders  of at  least  25% in  aggregate  principal  amount  of the outstanding notes have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

    o the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request within 60 days after such notice, request and offer.

    However, these limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note or the right to convert the note on or after the applicable due date.

    Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

    o   we fail to pay principal, premium or interest on any note when due;

    o   we fail to convert any note into common stock; or

    o we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

    We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not RFMD, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

MODIFICATION AND WAIVER

    We and the trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding notes.

    However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding note if such modification or amendment would:

    o  change the stated maturity of the principal of or interest on any note;

    o  reduce the principal amount of, or any premium or interest on, any note;

    o reduce the amount of principal payable upon acceleration of the maturity of any note;

    o change the place or currency of payment of principal of, or any premium or interest on, any note;

    o impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

    o modify the subordination provisions in a manner materially adverse to the holders of notes;

    o adversely affect the right of holders to convert notes other than as provided in or under the indenture;

    o reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

    o reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

    o  modify such provisions with respect to modification and waiver.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

    o the successor person, if any, is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state of the United States, and assumes our obligations on the notes and under the indenture;

    o immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

    o   other conditions specified in the indenture are met.

REGISTRATION RIGHTS

    The following summary of the registration rights provided in the registration rights agreement and the notes is not complete. You should refer to the registration rights agreement and the notes for a full description of the registration rights that apply to the notes.

    RFMD has agreed to file a shelf registration statement under the Securities Act within 90 days after the latest date of original issuance of the notes to register resales of the notes and the shares of common stock into which the notes are convertible, referred to as registrable securities. RFMD will use reasonable efforts to have this shelf registration statement declared effective within 180 days after the latest date of original issuance of the notes, and to keep it effective until the earliest of:

    (1) two years after the filing date;

    (2) the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

    (3) the date on which all registrable securities are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

    A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling security holder in the related prospectus and deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreements which are applicable to such holder.

    If:

    (1) on or prior to the 90th day after the first date of original issuance of the notes, the shelf registration statement has not been filed with the SEC;

    (2) on or prior to the 180th day after the latest date of original issuance of the notes, the shelf registration statement has not been declared effective by the SEC;

    (3) we fail with respect to a note holder that supplies the questionnaire described below to supplement the shelf registration statement in a timely manner in order to name additional selling securities holders; or

    (4) after the shelf registration statement has been declared effective, such shelf registration statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of notes and the common stock issuable upon the conversion of the notes in accordance with and during the periods specified in the registration rights agreement;

(each such event referred to in clauses (1) through (4), a registration default), additional interest will accrue on the notes and underlying common stock that are registrable securities over and above the rate set forth in the title of the notes, from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured, at the rate of 0.5% per year for the notes (or an equivalent amount for any common stock issued upon conversion of the notes that are registrable securities). We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay additional interest remain in effect only so long as the notes and the common stock issuable upon the conversion of the notes held by the holder are "registrable securities" within the meaning of the registration rights agreement.

    We will pay all expenses of the shelf registration statement, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the registrable securities.

SATISFACTION AND DISCHARGE

    We may discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding notes will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

TRANSFER AND EXCHANGE

    We have initially appointed the trustee as security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

    o vary or terminate the appointment of the security registrar, paying agent or conversion agent;

    o   appoint additional paying agents or conversion agents; or

    o approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

PURCHASE AND CANCELLATION

    All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

    We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

REPLACEMENT OF NOTES

    We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

GOVERNING LAW

    The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

CONCERNING THE TRUSTEE

    First Union National Bank has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with RFMD and any affiliate of RFMD with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflicts or resign. First Union National Bank is the lender and agent for other lenders under an existing lease financing arrangement that RFMD expects to use for the construction of the first phase of its second water fabrication facility.

    The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

BOOK-ENTRY, DELIVERY AND FORM

    We initially issued the notes in the form of one global security. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

    DTC has advised us that it is:

    o a limited purpose trust company organized under the laws of the State of New York;

    o   a member of the Federal Reserve System;

    o a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

    o a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

    DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

    Pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited were designated by the initial purchasers. Ownership of beneficial interests in the global security is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security is shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

    Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

    So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    We will make payments of principal of, premium, if any, and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

    DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading "Transfer Restrictions."

    Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

                        DESCRIPTION OF THE CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

    Our authorized capital stock consists of 500,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value.

    Common Stock

    The  holders  of  common  stock  are  entitled  to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive dividends as may be declared by our board of directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of RFMD, holders of common stock will be entitled to share ratably in the assets, if any, available for distribution after payment of all creditors and the liquidation preferences on any outstanding shares of preferred stock. Holders of common stock have no preemptive rights to subscribe for any additional securities of any class we may issue, nor any conversion, redemption or sinking fund rights. The rights and privileges of holders of common stock are subject to the preferences of any shares of preferred stock that we may issue in the future.

    As of October 31, 2000, 162,225,454 shares of common stock were outstanding.

    Preferred Stock

    Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more classes or series and to establish, from time to time, the number of shares to be included in each class or series, and to determine the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions of such class or series, and to increase or decrease the number of shares of any such class or series without any further vote or action by the shareholders. Any preferred stock issued by our board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of RFMD, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock may tend to discourage or make more difficult a merger or other change in control of RFMD.

    Currently, no shares of preferred stock are outstanding.

    TRW Warrants

    We issued two warrants to TRW in November 1999. These warrants have been assigned an aggregate value of $10 million. The first warrant entitles TRW to purchase up to 500,000 shares of our common stock. It is exercisable at any time after December 31, 2000 and expires on June 30, 2001. The second warrant entitles TRW to purchase up to 1,000,000 shares of our common stock. It becomes exercisable at any time after December 31, 2000 and expires December 31, 2001, except that this warrant will not become exercisable, and will be forfeited, if we do not reach a defined annualized sales target of products through use of expanded license rights granted to us by TRW. The exercise price of both warrants is equal to 75% of the average closing prices of our common stock during the ten trading days immediately preceding December 31, 2000.

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

    General

    A number of provisions of our articles of incorporation and bylaws deal with matters of corporate governance and the rights of our shareholders. Some of these provisions may be deemed to have an anti-takeover effect and may delay or prevent takeover attempts not first approved by our board of directors (including takeovers that certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders. We believe that these provisions are appropriate to protect the interests of RFMD and all of our shareholders.

    Certain Business Combinations

    Our articles of incorporation require that any business combination, as defined in our articles, to be entered into by RFMD with a person or entity beneficially owning 15% or more of our outstanding voting shares (an "Interested Shareholder") be approved by the affirmative vote of the holders of at least 60% of the outstanding voting shares, other than shares held by such Interested Shareholder, or, alternatively, by a majority of certain members of our board of directors not affiliated with such Interested Shareholder. The business combinations that are subject to these provisions include a merger or share exchange with an Interested Shareholder, certain sales to an Interested Shareholder of assets of RFMD and certain issuances or transfers to an Interested Shareholder by RFMD or any of its subsidiaries of equity securities of RFMD or such subsidiary. These provisions will make a takeover of RFMD more difficult and may have the effect of diminishing the possibility of certain types of "front-end loaded" acquisitions of RFMD or other unsolicited attempts to acquire RFMD.

    Advance Notice Requirements for Shareholder Proposals and Director
Nominations

    Our bylaws provide that a special meeting of shareholders may be called only by the board of directors and certain designated officers of RFMD. Our meetings may not be called by the shareholders. Our bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or under the direction of the board of directors or a committee of the board of directors, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors must be in writing, contain certain specified information and be received by the Secretary of RFMD (a) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than 60 days nor more than 90 days prior to such anniversary date; and (b) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting or, in the case of a special meeting of shareholders, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. These provisions may preclude some shareholders from bringing matters before the shareholders at any annual or special meeting, including making nominations for directors.

    Amendment of Articles and Bylaws

    Subject to the North Carolina Business Corporation Act, our articles of incorporation may be amended by the affirmative vote of a majority of the outstanding voting shares, except that the amendment or repeal of certain provisions of the articles relating to the shares which we shall have authority to issue, the approval of certain business combinations as described above and certain other matters require the affirmative vote of the holders of 60% of our voting securities, other than securities held by an Interested Shareholder. The articles further provide that certain provisions of the bylaws relating to the size and composition of the board of directors and meetings of shareholders may be amended by the shareholders, except in certain specified circumstances, only by the affirmative vote of the holders of 60% of the outstanding voting shares, other than securities held by an Interested Shareholder. Moreover, the articles provide that the board of directors may repeal, amend or adopt any bylaw adopted, amended or repealed by the shareholders. These provisions will make it more difficult for shareholders to amend the articles or bylaws.

    Anti-takeover Legislation

    Pursuant to our articles of incorporation, we have elected not to be governed by the North Carolina Control Share Act, which restricts the right of certain shareholders who acquire specified amounts of the common stock from voting those shares without certain approval by other shareholders of RFMD, and the North Carolina Shareholder Protection Act, which imposes certain requirements for approval of transactions between us and a shareholder beneficially owning in excess of 20% of the common stock.

REGISTRATION RIGHTS

    We have given some of our initial investors, including TRW, certain rights regarding the registration under the Securities Act of the sale of shares that they acquired before our initial public offering. Generally, if we propose to register the underwritten sale of any common stock for our own account or the account of others, these investors are entitled to include their shares in the registration at our expense. Also, they have the right to request that we, at our expense, effect an unlimited number of registrations on Form S-3 (but no more than one registration every six months) for any sale of shares covered by the registration rights agreement having a proposed aggregate offering price of at least $500,000. We must use our best efforts to effect these registrations.

TRANSFER AGENT AND REGISTRAR

    First Union National Bank serves as the transfer agent and registrar for our common stock.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes and of common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities, and we have not sought, nor do we intend to obtain, any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary. These authorities may change, or the IRS might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or common stock could differ from those described below. The summary generally applies only to "U.S. Holders" that purchase notes in the initial offering at their issue price and hold the notes or common stock as "capital assets" (generally, for investment). For this purpose, U.S. Holders include citizens or residents of the United States and corporations organized under the laws of the United States or any state. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one or more U.S. persons. Special rules apply to nonresident alien individuals and foreign corporations or trusts ("Non-U.S. Holders"). This summary describes some, but not all, of these special rules. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or similar entity is attributed to its owners. The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules, such as, for example, banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, or persons that hold the notes or common stock as a position in a hedging transaction, or "straddle" or "conversion transaction" for tax purposes. Finally, the summary does not describe the effect of the federal estate and gift tax laws on U.S. Holders or the effects of any applicable foreign, state, or local laws.

    INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE, OR LOCAL LAWS, AND TAX TREATIES.

U.S. HOLDERS

Taxation of Interest

    U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting for United States federal income tax purposes. In general, if a holder of a debt instrument may receive payments of other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as "original issue discount" over the term of the instrument. We believe that the notes will not be issued with original issue discount. If the price of our common stock exceeds 150% of the conversion price of the notes during a prescribed period, and certain other conditions are met regarding the registration of the notes and common stock, we will be able to call the notes for redemption at a price that will include an additional amount in excess of their principal amount. The original issue discount regulations allow contingent payments such as this to be disregarded in computing a holder's interest income if the contingency is either "incidental" or "remote." If we exercise our provisional redemption right, it is likely that holders of the notes would convert them into common stock. Therefore, we believe that the possibility that we will pay the prescribed redemption premium is remote. Our determination that this contingency is incidental or remote is binding on holders unless they disclose their contrary position. Any such determination, however, would not be binding upon a taxing authority. If we pay a redemption premium in connection with our exercise of our provisional redemption right, the premium would most likely be treated as capital gain under the rules described under "U.S. Holders -- Sale, Exchange or Redemption of the Notes."

    Under the terms of the notes, if a noteholder converts a note to our common stock after the record date but prior to the interest payment date, the noteholder is obligated to pay us funds equal to the interest payable on the converted principal amount. The tax consequences to the noteholder of the receipt and repayment of interest are uncertain. We believe that neither the receipt nor the repayment should be taken into account in computing the noteholder's taxable income. A taxing authority, however, may require the noteholder to recognize ordinary income in an amount equal to the interest received. In that case, the noteholder should be allowed an offsetting deduction for the repayment. The noteholder, however, may be required to capitalize (rather than deduct) the repaid interest payment as an addition to tax basis in the common stock received in the conversion.

Sale, Exchange or Redemption of the Notes

    A U.S. Holder will generally recognize capital gain or loss if the holder disposes of a note in a sale, redemption or exchange other than a conversion of the note into common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder's tax basis in the note will generally equal the amount the holder paid for the note. The gain or loss recognized by a holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year. Long-term capital gains of individual taxpayers are generally taxed at a maximum rate of 20 percent. The deductibility of capital losses is subject to limitation. Net capital gains of corporations are subject to tax at the same rates as ordinary income, with a maximum federal tax rate of 35 percent.

    The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder's capital gain or loss.
Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income.

Conversion of the Notes

    A U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. If the holder receives cash in lieu of a fractional share of stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for the cash. In general, the holder should recognize capital gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The holder's aggregate basis in the common stock will equal his adjusted basis in the note. The holder's holding period for the stock will include the period during which he held the note. A holder's adjusted tax basis in shares of common stock considered attributable to accrued interest as described above generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall not include the period the converted notes were held.

Dividends

    If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated as a tax-free return of the holder's investment, up to the holder's basis in his common stock. Any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of any dividends received.

    The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows noteholders to receive more shares of common stock on conversion may increase the noteholders' proportionate interest in our earnings and profits or assets. In that case, noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend would be taxable to the noteholders even though they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate noteholders for distributions of cash or property to our shareholders.

    Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, increase the noteholders' proportionate interests in RFMD. For instance, a change in conversion price could simply prevent the dilution of the noteholders' interest upon a stock split or other change in capital structure. Changes in this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the noteholders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like dividends paid in cash or other property. They would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain.

Sale of Common Stock

    A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year.

SPECIAL TAX RULES APPLICABLE TO NON-U.S. HOLDERS

Taxation of Interest

    Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent (or at a lesser rate if a tax treaty applies), collected by means of withholding by the payor.
Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as "portfolio interest," and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that

    o owns, directly or indirectly, at least 10 percent of our voting stock, or

    o   is a "controlled foreign corporation" that is related to us.

    In general, a foreign corporation is a controlled foreign corporation if at least 50 percent of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, at least 10 percent of the corporation's voting stock.

    The portfolio interest exception and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us, or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership after December 31, 2000, the certification requirements generally apply to the partners rather than the partnership.

Sale, Exchange or Redemption of Notes

    Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition of notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if

    o the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business,

    o the Non-U.S. Holder was a citizen or resident of the United States and thus is subject to special rules that apply to expatriates, or

    o the rules of the Foreign Investment in Real Property Tax Act ("FIRPTA") (described below) treat the gain as effectively connected with a U.S. trade or business.

    The FIRPTA rules may apply to a sale, exchange or other disposition of notes if we are, or were within five years before the transaction, a "U.S. real property holding corporation" ("USRPHC"). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future. The FIRPTA rules would apply to a disposition of notes by a Non-U.S. Holder only if the holder owned, directly or indirectly, more than 5 percent of our common stock within five years before the holder's disposition of the notes. For this purpose, the Non-U.S. Holder would be treated as owning the stock that the holder could acquire on conversion of the holder's notes. If all of these conditions were met, and the FIRPTA rules applied to the sale, exchange, or other disposition of notes by a Non-U.S. Holder, then any gain recognized by the holder would be treated as effectively connected with a U.S. trade or business, and would thus be subject to U.S. federal income tax.

Conversion of the Notes

    Non-U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. Any gain recognized as a result of the holder's receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See "Special Tax Rules Applicable to Non-U.S. Holders -- Sale of Common Stock," below.

Dividends

    Dividends paid to Non-U.S. Holder on common stock received on conversion of a note will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. Holder's country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status. Some of the common means of meeting this requirement are described above under "Special Tax Rules Applicable to Non-U.S. Holders -- Taxation of Interest."

Sale of Common Stock

    Non-U.S. Holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to exceptions, some of which are described under "Special Tax Rules Applicable to Non-U.S. Holders -- Sale, Exchange or Redemption of Notes."

Income or Gains Effectively Connected With a U.S. Trade or Business

    The preceding discussion of the tax consequences of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange or other disposition of the notes or stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30 percent withholding tax. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a "branch profits tax." The branch profits tax rate is generally 30 percent, although an applicable tax treaty might provide for a lower rate.

U.S. Federal Estate Tax

    The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The notes will not be U.S. situs property as long as interest on the notes paid immediately before the death of the holder would have qualified as portfolio interest, exempt from withholding tax as described above under "Special Tax Rules Applicable to Non-U.S. Holders:
Taxation of Interest." Because we are a U.S. corporation, our common stock will be U.S. situs property, and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent's country of residence.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    The Internal Revenue Code of 1986, as amended, and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax at a 31 percent rate from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

    Payments of interest or dividends to individual U.S. Holders of notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number.

    The information reporting and backup withholding rules do not apply to payments that are subject to the 30 percent withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments of dividends on common stock, or interest on notes, will generally not be subject to information reporting or backup withholding. To avoid backup withholding on dividends paid after December 31. 2000, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under "Special Rules Applicable to Non-U.S. Holders -- Taxation of Interest."

    Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

    Payments made to Non-U.S. Holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

    Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

    THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                             SELLING SECURITYHOLDERS

    We originally issued the notes in a private placement in August 2000. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act and to a limited number of institutional accredited investors as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act in transactions exempt from registration under the Securities Act. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

    The following table contains information as of October 31, 2000, with respect to the selling securityholders and the principal amount of notes and the underlying common stock beneficially owned by each selling security holder that may be offered using this prospectus.


                                                  Principal
                                                  Amount of
                                                   Maturity                         Number of
                                                   of Notes                         Shares of
                                                 Beneficially     Percentage       Common Stock      Percentage of
                                                  Owned that       of Notes        that May be        Common Stock
                                                 May be Sold      Outstanding        Sold (1)       Outstanding (2)
-----------------------------                    -----------      -----------        --------       ---------------
      Name
      ----

Tribeca Investments LLC.....................     $25,500,000          8.5            565,598               *
399 Park Avenue, 7th Floor
New York, NY  10022

Federated Equity Income Fund, Inc.
c/o Federated Investors, Inc................     $21,700,000          7.2            481,313               *
Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, PA  15222-3779

Robertson Stephens..........................     $15,000,000          5.0            332,704               *
555 California Street, 24th Floor
San Francisco, CA  94104

CIBC World Markets (3)......................     $11,780,000          3.9            261,284               *
200 Liberty Street, 8th Floor
New York, NY  10281

JMG Triton Offshore Fund, Ltd...............     $10,500,000          3.5            232,893               *
1999 Avenue of the Stars, Suite 2530
Los Angeles, CA  90067

Argent Classic Convertible Arbitrage Fund
(Bermuda) L.P...............................      $8,000,000          2.7            177,442               *
73 Front Street, Hamilton HM 12 Bermuda
P.O. Box HM 3013
Hamilton HMMX Bermuda

St. Albans Partners Ltd.....................      $6,000,000          2.0            133,081               *
c/o Camden Asset Management, LP
2049 Century Park East, Suite 330
Los Angeles, CA 90067

JMG Capital Partners LP.....................      $4,250,000          1.4             94,266               *
1999 Avenue of the Stars, Suite 2530
Los Angeles, CA  90067

Retail Clerks Pension Trust.................      $2,000,000           *              44,360               *
c/o Camden Asset Management, LP
2049 Century Park East, Suite 330
Los Angeles, CA 90067

Retail Clerks Pension Trust #2..............      $2,000,000           *              44,360               *
c/o Camden Asset Management, LP
2049 Century Park East, Suite 330
Los Angeles, CA 90067

Grace Brothers, Ltd.........................      $1,500,000           *              33,270               *
1560 Sherman Ave.
Suite 900
Evanston, IL 60201

Federated Equity Funds, on behalf of its
Federated Capital Appreciation Fund.........      $1,160,000           *              25,729               *
c/o Federated Investors, Inc.
Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, PA  15222-3779

Pine Grove Enhanced Partners, LP............      $1,000,000           *              22,180               *
c/o Camden Asset Management, LP
2049 Century Park East, Suite 330
Los Angeles, CA 90067

Federated Insurance Series, on behalf of its
Federated Equity Income Fund II.............       $755,000            *              16,746               *
c/o Federated Investors, Inc.
Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, PA  15222-3779

Minnesota Power Inc.........................       $750,000            *              16,635               *
30 W. Superior Street
Duluth, MN  55802

Goldman Sachs and Company...................       $500,000            *              11,090               *
180 Maiden Lane, 41st Floor
New York, NY  10038

McMahan Securities Co. L.P..................       $500,000            *              11,090               *
181 Harbor Drive
Stamford, CT  06902-7474

Nationwide Family of Funds, on behalf of its
Nationwide Equity Income Fund...............       $335,000            *              7,430                *
c/o Federated Investors, Inc.
Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, PA  15222-3779

Ohio National Equity Income Portfolio, on
behalf of its Ohio National Fund, Inc.......       $50,000             *              1,109                *
c/o Federated Investors, Inc.
Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, PA  15222-3779

Any other holder of notes or future
transferee, pledgee, donee or successor
(4)(5) .....................................

[FN]

    --------------
    *  Less than 1%

    (1) Assumes conversion of all of the holder's notes at a conversion price of $45.085 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes--Right of Conversion." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

    (2)  Calculated  based  on  Rule  13d-3(d)(i)  of  the  Exchange  Act  using
162,225,454 shares of common stock outstanding as of October 31, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

    (3) CIBC World Markets has acted as an underwriter for an issuance of our securities within the past three years.

    (4) Information about other selling security holders will be set forth in prospectus supplements, if required.

    (5) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

    We prepared this table based on the information supplied to us by the selling securityholders named in the table.

    The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change from over time. Any changed information will be set forth in prospectus supplements.

    Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

    We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

        o       directly by the selling securityholders;

        o        through   underwriters,   broker-dealers  or  agents  who  may
                 receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

    The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the notes and underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

    If the notes and underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

    The notes and underlying common stock may be sold in one or more transactions at:

        o        fixed prices;

        o        prevailing market prices at the time of sale;

        o        varying prices determined at the time of sale; or

        o        negotiated prices.

        These sales may be effected in transactions:

        o on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

        o        in the over-the-counter market;

        o in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

        o        through the writing of options.

    These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

    In connection with sales of the notes and underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and underlying common stock to close out short positions, or loan or pledge notes and underlying common stock to broker-dealers that in turn may sell the notes and underlying common stock.

    To our knowledge, there are currently no plans, arrangement or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

    Our common stock trades on the Nasdaq National Market under the symbol "RFMD". We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes. See "Risk Factors--A public market may not develop for the notes."

    There can be no assurance that any selling securityholder will sell any or all of the notes or underlying common stock pursuant to this prospectus. In addition, any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

    The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

    Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

    We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for RFMD by Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina.

                                     EXPERTS

    The consolidated financial statements of RF Micro Devices, Inc. appearing in RF Micro Devices, Inc.'s Annual Report (Form 10-K) for the year ended March 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the notes and underlying Common Stock being registered hereby. All amounts are estimates except the SEC registration fee.

SEC registration fee.......................................         $ 57,519
Legal fees and expenses....................................         $ 40,000
Accounting fees and expenses...............................         $  6,000
Trustee fees and expenses..................................         $  3,000
Miscellaneous expenses.....................................         $  3,481
                                                                    --------
Total                                                               $110,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that (i) a corporation must indemnify a director or officer who is wholly successful in his or her defense of a proceeding to which such person is a party because of his or her status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officers if he or she is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets a certain standard of conduct, provided that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him or her, the corporation may not indemnify him or her. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

         The Registrant's bylaws provide for the indemnification of any director or officer of the Registrant against liabilities and litigation expenses arising out of his or her status as such, excluding (i) any liabilities or litigation expenses relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interest of the Registrant and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

         The Registrant's articles of incorporation provide for the elimination of the personal liability of each director of the Registrant to the fullest extent permitted by law.

         The Registrant maintains directors' and officers' liability insurance under which any controlling person, director or officer of the Registrant is insured or indemnified against certain liabilities which he or she may incur in his or her capacity as such.

ITEM 16.  EXHIBITS AND FINANCIAL SCHEDULES

(a) Exhibits:

Number
3.1        Amended and Restated Articles of Incorporation, as amended (1)
3.2        Bylaws (2)
4.1        Form of Note
4.2        Indenture
4.3        Registration Rights Agreement
5.1        Opinion of Womble Carlyle Sandridge & Rice, PLLC
12.1       Computation of Ratios of Earnings to Fixed Charges
23.1       Consent of Independent Auditors
23.2       Consent of Womble Carlyle Sandridge & Rice, PLLC (included in
           Exhibit 5.1)
24.1       Power of Attorney
25.1       Form T-1 Statement of Eligibility of Trustee for Indenture under the
           Trust Indenture Act of 1939

--------------
[FN]

(1) Incorporated by reference to Exhibit 3.1 filed with the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 26, 1999 and to Exhibit 3.1 filed with the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2000.

(2) Incorporated by reference to Exhibit 3.2 filed with the Registrant's Registration Statement on Form S-1 (File No. 333-22625)

(b) Financial Statement Schedules

Schedule II -- Valuation and Qualifying Accounts, Years Ended March 31, 1998, 1999 and 2000.

         Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

         (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on November 6, 2000.

                                    RF MICRO DEVICES, INC.


                                    By:  /s/ William A. Priddy, Jr.
                                          ----------------------------------
                                    William A. Priddy, Jr.
                                    Vice President and Chief Financial Officer


    Pursuant  to  the   requirements   of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons on November 6, 2000 in the capacities indicated.

/s/ David A. Norbury*                            /s/William A. Priddy, Jr.
-----------------------------------              -----------------------------
David A. Norbury                                 William A. Priddy, Jr.
President, Chief Executive Officer and Director  Vice President and Chief
(principal executive officer)                    Financial Officer
                                                 (principal financial officer)

/s/ Barry D. Church*                             /s/ Erik H. van der Kaay*
-------------------------------------            ------------------------------
Barry D. Church                                  Erik H. van der Kaay
Controller (principal accounting officer)        Director

/s/ Albert E. Paladino*                          /s/ William J. Pratt*
--------------------------------------           ------------------------------
Albert E. Paladino                               William J. Pratt
Director                                         Director

/s/ Walter H. Wilkinson, Jr.*
-----------------------------
Walter H. Wilkinson, Jr.
Director


* By: /s/ William A. Priddy, Jr.
      ----------------------------
         William A. Priddy, Jr.
         Attorney-in-Fact